Exhibit 10.35

Florist Tower 5757 N. Green Bay Avenue, Glendale, WI 53209 www.Clarios.com

June     , 2021

Dear                     ,

I am pleased to formally confirm our offer to you to join the Board of Directors (the “Board”) of Clarios International Inc., a Delaware corporation (the “Company”), as a member of the Board (“Director”) and the                      Committee of the Board. We are excited about adding your experience and depth of knowledge to the leadership of the Company. Your appointment to the Board and the                      Committee of the Board will commence on July 1, 2021, shortly prior to the initial public offering of the Company (“IPO”), expected to be completed in July 2021.

During the period of your service, you agree to make reasonable efforts to attend all meetings of the Board and the                      Committee and any other committee of the Board on which you may serve (either in person or, as an alternative if not possible, virtually or by telephone) and to devote a reasonable amount of your business time to your services to the Company commensurate with your role as a Director and member of the                      Committee of the Board.

The basic responsibility of a Director is one of oversight. You are required to exercise a duty of care, duty of undivided loyalty and duty of candor to the Company and its stockholders, which includes the exercise of your business judgment in good faith, on a reasonably informed basis and in a manner that you reasonably believe to be in the best interests of the Company and its stockholders. In discharging this responsibility, you are entitled to rely on the honesty and integrity of officers, employees, counsel, advisors and auditors.

You are expected to attend Board meetings and meetings of committees on which you serve, to spend the time needed and meet as frequently as necessary to properly discharge your responsibilities and to ensure that other existing or future commitments do not materially interfere with your responsibilities as a Director. Management will distribute (electronically, to the extent practicable) to you at least one week (or, if that is not feasible, as soon as practicable) before each meeting information that would reasonably be expected to be important to understanding the business to be conducted at the meeting. You are expected to review this information before the meeting.

In connection with your service as a Director and member of the                      Committee of the Board, you will receive an annual retainer of $         (the “Retainer”). The Retainer will be paid in the form of cash only on a pro-rated basis from July 1, 2021 until closing of the IPO, whenever that occurs. From the time of the IPO (subject to amendment by the Board), the Retainer shall be paid as follows:

June     , 2021

i.

$85,000 in cash for your membership on the Board and the Governance and Compensation Committee, with payments to be made in equal quarterly installments in arrears and prorated for your partial year of service during the 2021 fiscal year;

ii.

$    ,000 in cash for your membership [chairmanship of] in the                      Committee, with payments to be made in equal quarterly installments in arrears and prorated for your partial year of service during the 2021 fiscal year; and

iii.

$145,000 in the form of deferred stock units (valued upon grant), with the first grant made at the time of the IPO and priced at the same price as the IPO and all subsequent grants made as of the first business day following the date of the Annual Meeting of the Company’s shareholders (starting with the Annual Meeting that occurs during the 2022 fiscal year).

All deferred stock units granted will have a one-year vesting schedule, and vest in full at each Annual Meeting of the Company’s shareholders, with the initial grant made at the time of the IPO vesting in full at the Annual Meeting that occurs during the 2022 fiscal year.

At your option, you may elect to receive up to the entire Retainer amount of $         in the form of deferred stock units by contacting the Corporate Secretary of the Board, Claudio Morfe, at claudio.morfe@clarios.com. This election must be made prior to the issuance of deferred stock units, initially at the time of the IPO, and at each Annual Meeting thereafter.

You will also be reimbursed for all reasonable out-of-pocket business expenses, consistent with the Company’s policies.

As a member of the Board, you will be covered by the Company’s directors’ liability insurance on the same basis as the other members of the Board and will be covered by the directors’ indemnification provisions contained in the Company’s organizational documents. During the period of your service as a member of the Board, you agree to observe and comply with all lawful rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations that relate to your appointment. During your Board service, you will not undertake any outside activity, whether or not competitive with the business of the Company or its affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with any of your duties or obligations to the Company or any of its affiliates.

This letter agreement sets forth the entire agreement between the parties and supersedes and terminates all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your engagement by the Company. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a duly authorized representative of the Company.

Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and its shareholders to remove any individual from the Board at any time in accordance with the provisions of applicable law and the Company’s organizational documents.

June     , 2021

This letter agreement shall be construed and enforced under and be governed in all respects by the laws of Delaware without regard to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

We are very excited to have you join our team and are very confident that you will find your position at the Company both professionally and personally rewarding. If the terms of the offer are acceptable to you, please indicate your acceptance of the foregoing terms by signing the enclosed copy of this letter and returning it to me.

CLARIOS INTERNATIONAL INC.

By:
Name:	John Barkhouse
Title:	Director

AGREED AND ACCEPTED: